Exhibit 99.1
For Immediate Release
Contact:
Carrie McIntyre
SVP, Treasurer
(703) 387-3320
Interstate Hotels & Resorts Reports First-Quarter 2009 Results
     ARLINGTON, Va., May 6, 2009—Interstate Hotels & Resorts (OTC: IHRI), a leading hotel real estate investor and the nation’s largest independent hotel management company, today reported operating results for the first quarter ended March 31, 2009. The company’s performance for the first quarter includes the following (in millions, except per share amounts):

	First Quarter
	2009(4)	2008(5)
Total revenue(1)	$30.5	$38.9
Net loss	$(12.5)	$(0.3)
Diluted loss per share	$(0.39)	$(0.01)
Adjusted EBITDA(2)(3)	$5.9	$7.7
Adjusted net loss (2)	$(2.0)	$(1.1)
Adjusted diluted EPS (2)	$(0.06)	$(0.03)

(1)	Total revenue excludes other revenue from managed properties (reimbursable costs).

(2)	Adjusted EBITDA, Adjusted net loss and Adjusted diluted EPS are non-GAAP financial measures and should not be considered as an alternative to any measures of operating results under GAAP. See the definition and further discussion of non-GAAP financial measures and reconciliation to net loss later in this press release.

(3)	Includes the company’s share of adjusted EBITDA from investments in unconsolidated entities in the amounts of $1.2 million and $1.6 million in the first quarter of 2009 and 2008, respectively.

(4)	The first quarter 2009 results include a $0.8 million charge for restructuring primarily related to severance costs as a part of the company’s 2009 cost reduction program, and $8.9 million of tax expense relating to the company’s global tax planning strategy. These charges are excluded from the calculation of Adjusted EBITDA, Adjusted net loss and Adjusted diluted EPS.

(5)	The first quarter 2008 results include (i) a $2.4 million gain on the sale of the Doral Tesoro Hotel & Golf Club, and (ii) $1.1 million of write-offs of intangible assets related to the sale of certain hotels in 2008. Each of these items has been excluded from the calculation of Adjusted EBITDA, Adjusted net loss and Adjusted diluted EPS.
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Interstate Hotels & Resorts

     “The first quarter was an extremely difficult operating period, a trend that we anticipate will continue through most of 2009, and possibly into 2010,” said Thomas F. Hewitt, chief executive officer. “While our visibility remains limited, we expect to see the decline in RevPAR begin to moderate in the second half of the year.”
Hotel Management
     Same-store6 RevPAR for all managed hotels in the first quarter declined 19.1 percent to $74.25. Average daily rate (ADR) was $123.01, down 9.8 percent, and occupancy fell 10.3 percent to 60.4 percent.
     Same-store RevPAR for all full-service managed hotels declined 19.7 percent to $84.94. ADR was off 9.9 percent to $134.57, while occupancy decreased 10.9 percent to 63.1 percent.
     Same-store RevPAR for all select-service managed hotels declined 17.2 percent to $54.01, led by a 9.2 percent decline in occupancy to 55.1 percent and an 8.9 percent drop in ADR to $97.98.
     “The severe condition of the economy continues to present challenges to the hotel industry,” Hewitt said. “However, we remain focused on optimizing returns for our owners and shareholders. As lodging demand weakened in the first quarter, we adapted our cost reduction programs to make every effort to optimize our owners’ and shareholders’ returns.
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[6]	Please see footnote 9 to the financial tables within this press release for a detailed explanation of “same-store” hotel operating statistics.

Interstate Hotels & Resorts

     “In addition to the cost reduction plans at the property level, we implemented an extensive corporate cost savings program in January, which resulted in a decrease of $4.6 million in corporate G&A expense in the first quarter, a reduction of 29 percent from last year.
     “Our portfolio count remained steady in the 2009 first quarter,” Hewitt added. “We continue to focus on growing our managed portfolio and have several properties scheduled to come on line in the second quarter. We also have reached out to lenders and loan servicers to offer our expertise in taking over distressed assets. There has not been much movement in this area to date, but we expect activity to pick up later this year and next year, and we are well positioned to respond quickly when opportunities arise.”
Wholly Owned Hotel Results
     EBITDA from the company’s seven owned hotels was $4.5 million in the 2009 first quarter as outlined below (in millions):

Owned Hotels	First Quarter
	2009	2008
Net income (loss)	$(1.3)	$0.1
Interest expense, net	$2.9	$3.6
Depreciation and amortization	$2.9	$3.2

EBITDA	$4.5	$6.9

     “RevPAR for the owned portfolio decreased 16.0 percent, stemming from an 8.7 percent slide in occupancy and an 8.1 percent decrease in rate,” Hewitt said. “Our newly renovated Sheraton Columbia (Md.) hotel performed exceptionally well during the quarter with a 5.2 percent RevPAR increase over last year.
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Interstate Hotels & Resorts

     “Our newly renovated Westin Atlanta Airport hotel performed well compared to its competitive set and the overall industry with a RevPAR decline of 13.1 percent. Both of these properties have received an overwhelmingly positive response from customers that are now returning to the hotels following their comprehensive renovations.
     “We saw significant weakness in Arlington, Texas, and Concord, Calif., as our hotels in those markets suffered RevPAR declines in excess of our portfolio average due to local market conditions. While total revenue for our owned hotels decreased $4.9 million, we were able to control expenses, leading to an overall expense reduction of $2.4 million.”
Balance Sheet
     On March 31, 2009, Interstate had:
•	Total unrestricted cash of $13.0 million.

•	Total debt of $244.0 million, consisting of $161.5 million of senior debt and $82.5 million of non-recourse mortgage debt.
     “We have engaged Bank of America to be the lead arranger for the extension of our credit facility, which has a March 2010 maturity,” said Bruce Riggins, chief financial officer. “We continue to have productive discussions with our bank group regarding this extension, and our goal is to have this extension in place by June 30.
     “In late March, we received a waiver from our bank group related to our potential NYSE delisting, pending an appeal process with the Exchange,” said Riggins. “As part of the waiver agreement, the facility size was permanently reduced to $173.3 million from $198.0 million and the interest rate was increased to LIBOR plus 350 basis points from LIBOR plus 275 basis points. The new facility size provides for $10 million of borrowing capacity, of which $6
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Interstate Hotels & Resorts

million is available through June 30. We do not expect that we will need to draw on our revolving facility during the waiver period.”
Outlook and Guidance
     The company has updated its 2009 guidance to reflect a RevPAR decline scenario of 17 percent for all managed properties and 14 percent for owned hotels:
•	Total Adjusted EBITDA of $37 million which includes the following:
–	EBITDA from wholly owned hotels of $19 million;

–	The company’s share of EBITDA from unconsolidated joint ventures of $6 million; and

–	EBITDA from the hotel management business of $12 million.
•	Adjusted net loss of $(1.9) million or $(0.06) per share.
Earnings Conference Call
     Interstate will hold a conference call to discuss its first-quarter results today, May 6, at 10 a.m. Eastern Time. To hear the webcast, interested parties may visit the company’s Web site at www.ihrco.com and click on Investor Relations and then First-Quarter Conference Call. A replay of the conference call will be available until midnight on Wednesday, May 13, 2009, by dialing (800) 405-2236, reference number 11130289, and an archived webcast of the conference call will be posted on the company’s Web site through June 6, 2009.
     Interstate Hotels & Resorts has ownership interests in 56 hotels and resorts, including seven wholly owned assets.  Together with these properties, the company and its affiliates manage a total of 224 hospitality properties with more than 45,000 rooms in 37 states, the
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Interstate Hotels & Resorts

District of Columbia, Russia, Mexico, Belgium, Canada and Ireland.  Interstate Hotels & Resorts also has contracts to manage 16 to be built hospitality properties with approximately 4,000 rooms.  For more information about Interstate Hotels & Resorts, visit the company’s Web site: www.ihrco.com.
Non-GAAP Financial Measures
     Included in this press release are certain non-GAAP financial measures, which are measures of our historical or estimated future performance that are different from measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (or GAAP), within the meaning of applicable Securities and Exchange Commission rules, that we believe are useful to investors. They are as follows: (i) Earnings before interest, taxes, depreciation and amortization (or “EBITDA”) and (ii) Adjusted EBITDA, Adjusted net loss and Adjusted diluted loss per share. The following discussion defines these terms and presents the reasons we believe they are useful measures of our performance.
EBITDA
     A significant portion of our non-current assets consists of intangible assets, related to some of our management contracts, and long-lived assets, which include the cost of our owned hotels. Intangible assets, excluding goodwill, are amortized over their expected term. Property and equipment is depreciated over its useful life. Because amortization and depreciation are non-cash items, management and many industry investors believe the presentation of EBITDA is useful. We also exclude depreciation and amortization and interest expense from our unconsolidated joint ventures. We believe EBITDA provides useful information to investors
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Interstate Hotels & Resorts

regarding our performance and our capacity to incur and service debt, fund capital expenditures and expand our business. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions. It is also widely used by management in the annual budget process. We believe that the rating agencies and a number of lenders use EBITDA for those purposes and a number of restrictive covenants related to our indebtedness use measures similar to EBITDA presented herein.
Adjusted EBITDA, Adjusted Net Loss and Adjusted Diluted EPS
     We define Adjusted EBITDA as, EBITDA excluding the effects of certain recurring and non-recurring charges, transactions and expenses incurred in connection with events management believes do not provide the best indication of our ongoing operating performance. These charges include restructuring and severance expenses, asset impairments and write-offs, gains and losses on asset dispositions for both consolidated and unconsolidated investments, and other non-cash charges. We believe that the presentation of Adjusted EBITDA will provide useful supplemental information to investors regarding our ongoing operating performance and when combined with the primary GAAP presentation of net loss, is beneficial to an investor’s complete understanding of our operating performance. We also use Adjusted EBITDA in determining our incentive compensation for management.
     Similarly, we define Adjusted net loss and Adjusted diluted loss per share (“EPS”) as net loss and diluted EPS, without the effects of those same charges, transactions and expenses described earlier. We believe that Adjusted EBITDA, Adjusted net loss and Adjusted diluted EPS are useful performance measures because including these expenses, transactions, and
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Interstate Hotels & Resorts

special charges may either mask or exaggerate trends in our ongoing operating performance. Furthermore, performance measures that include these charges may not be indicative of the continuing performance of our underlying business. Therefore, we present Adjusted EBITDA, Adjusted net loss and Adjusted diluted EPS because they may help investors to compare our performance before the effect of various items that do not directly affect our ongoing operating performance.
Limitations on Use of EBITDA, Adjusted EBITDA, Adjusted Net Loss and Adjusted Diluted EPS
     We calculate EBITDA, Adjusted EBITDA, Adjusted net loss and Adjusted diluted EPS as we believe they are important measures for our management’s and our investors’ understanding of our operations. These may not be comparable to measures with similar titles as calculated by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash receipts and expenditures from investments, interest expense and other non-cash items have been and will be incurred and are not reflected in the EBITDA and Adjusted EBITDA presentations. Adjusted net loss and Adjusted diluted EPS do not include cash receipts and expenditures related to those same items and charges discussed above. Management compensates for these limitations by separately considering these excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, EBITDA, Adjusted EBITDA, Adjusted net loss and Adjusted diluted EPS should not be considered a measure of our liquidity.
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Adjusted net income and Adjusted diluted EPS should also not be used as a measure of amounts that accrue directly to our stockholders’ benefit.
     This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, about Interstate Hotels & Resorts, including those statements regarding future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the volatility of the national economy, economic conditions generally and the hotel and real estate markets specifically, the war in Iraq, international and geopolitical difficulties or health concerns, governmental actions, legislative and regulatory changes, availability of debt and equity capital, interest rates, competition, weather conditions or natural disasters, supply and demand for lodging facilities in our current and proposed market areas, and the company’s ability to manage integration and growth. Additional risks are discussed in Interstate Hotels & Resorts’ filings with the Securities and Exchange Commission, including Interstate Hotels & Resorts’ annual report on Form 10-K for the year ended December 31, 2008.

Interstate Hotels & Resorts, Inc.
Consolidated Statements of Operations
(Unaudited, in thousands except per share amounts)

	Three Months Ended March 31,
	2009	2008
Revenue:
Lodging	$19,036	$23,918
Management fees	8,351	9,909
Termination fees (1)	1,246	3,010
Other	1,884	2,099

	30,517	38,936
Other revenue from managed properties	132,089	151,014

Total revenue	162,606	189,950

Expenses:
Lodging	14,582	17,025
Administrative and general	11,238	15,829
Depreciation and amortization	3,841	4,274
Restructuring costs (2)	831	—
Asset impairments and write-offs (3)	—	1,112

	30,492	38,240
Other expenses from managed properties	132,089	151,014

Total operating expenses	162,581	189,254

OPERATING INCOME	25	696

Interest income	100	319
Interest expense (4)	(2,907)	(3,815)
Equity in (losses) earnings of unconsolidated entities (5)(6)	(798)	2,361
Gain on sale of investments	13	—

LOSS BEFORE INCOME TAXES	(3,567)	(439)

Income tax (expense) benefit (7)	(8,916)	151

NET LOSS	(12,483)	(288)
Add: Net loss attributable to noncontrolling interest	6	2

NET LOSS ATTRIBUTABLE TO INTERSTATE STOCKHOLDERS	$(12,477)	$(286)

Basic and diluted loss per share attributable to Interstate stockholders	$(0.39)	$(0.01)

Weighted-average basic and diluted shares outstanding (in thousands)(8)	31,925	31,714

Interstate Hotels & Resorts, Inc.
Hotel Level Operating Statistics
(Unaudited)

	Three Months Ended March 31,
	2009	2008	% change
Managed Hotels — Hotel Level Operating Statistics: (9)

Full-service hotels:
Occupancy	63.1%	70.8%	-10.9%
ADR	$134.57	$149.34	-9.9%
RevPAR	$84.94	$105.77	-19.7%

Select-service hotels:
Occupancy	55.1%	60.7%	-9.2%
ADR	$97.98	$107.51	-8.9%
RevPAR	$54.01	$65.25	-17.2%

Total:
Occupancy	60.4%	67.3%	-10.3%
ADR	$123.01	$136.37	-9.8%
RevPAR	$74.25	$91.83	-19.1%

Wholly-Owned Hotels — Hotel Level Operating Statistics: (10)

Occupancy	59.1%	64.7%	-8.7%
ADR	$112.08	$121.96	-8.1%
RevPAR	$66.29	$78.90	-16.0%

Interstate Hotels & Resorts, Inc.
Reconciliations of Non-GAAP Financial Measures (11)
(Unaudited, in thousands except per share amounts)

	Three Months Ended March 31,
	2009	2008
Net loss	$(12,483)	$(288)
Adjustments:
Depreciation and amortization	3,841	4,274
Interest expense, net	2,807	3,496
Depreciation and amortization from unconsolidated entities	952	701
Interest expense, net from unconsolidated entities	962	963
Income tax expense (benefit)	8,916	(151)

EBITDA	4,995	8,995
Restructuring costs (2)	831	—
Asset impairments and write-offs (3)	—	1,112
Gain on sale of investments	(13)	—
Equity interest in the sale of unconsolidated entities (5)	—	(2,392)
Foreign currency loss from unconsolidated entities (6)	129	—

Adjusted EBITDA	$5,942	$7,715

	Three Months Ended March 31,
	2009	2008
Net loss	$(12,483)	$(288)
Adjustments:
Restructuring costs (2)	831	—
Asset impairments and write-offs (3)	—	1,112
Gain on sale of investments	(13)	—
Deferred financing costs write-off (4)	119	—
Equity interest in the sale of unconsolidated entities (5)	—	(2,392)
Foreign currency loss from unconsolidated entities (6)	129	—
Income tax rate adjustment (7)(12)	9,466	442

Adjusted net loss	$(1,951)	$(1,126)

Adjusted diluted loss per share	$(0.06)	$(0.03)

Weighted average number of diluted shares outstanding (in thousands) (8):	31,925	31,714

Interstate Hotels & Resorts, Inc.
Outlook Reconciliation (11)
(Unaudited, in thousands)

Forecast
Year Ending
December 31, 2009
Net loss	$(9,200)
Adjustments:
Depreciation and amortization	17,000
Interest expense, net	14,100
Depreciation and amortization from unconsolidated entities	4,300
Interest expense, net from unconsolidated entities	4,100
Income tax expense	5,700

EBITDA	36,000
Restructuring costs (2)	800
Gain on sale of investments	—
Deferred financing costs write-off (4)	100
Foreign currency loss from unconsolidated entities (6)	100

Adjusted EBITDA	$37,000

Forecast
Year Ending
December 31, 2009
Net Loss	$(9,200)
Adjustments:
Restructuring costs (2)	800
Gain on sale of investments	—
Deferred financing costs write-off (4)	100
Foreign currency loss from unconsolidated entities (6)	100
Income tax rate adjustment (7)(12)	6,300

Adjusted Net Loss	$(1,900)

Adjusted diluted loss per share (8)	$(0.06)

Interstate Hotels & Resorts, Inc.
Notes to Financial Tables
(Unaudited)

(1)	We record termination fees as revenue when all contingencies related to the termination fees have been removed.

(2)	In the first quarter of 2009, we recognized $0.8 million in restructuring charges, consisting of severance payments and other benefits for terminated employees, associated with our cost-savings program implemented in January 2009.

(3)	This amount represents losses recorded for intangible assets associated with terminated management contracts and other asset impairments.

(4)	For the first quarter of 2009, interest expense includes a $0.1 million write-off of deferred financing costs as a result of the permanent reduction in capacity of our credit facility associated with the waiver and amendment obtained in March 2009.

(5)	In the first quarter of 2008, one of our joint ventures sold the Doral Tesoro Hotel & Golf Club and we recorded a gain of $2.4 million.

(6)	One of our international joint ventures has debt that is denominated in a currency other than its functional currency. Each period, the debt obligation is translated and the resulting gain or loss is recognized in our consolidated statement of operations, although it is a non-cash event.

(7)	In the first quarter of 2009, we created a foreign subsidiary which in turn purchased the rights to license our U.S. parent company’s intellectual property. This transaction generated U.S. tax expense in the quarter. This strategy allows Interstate to shift tax exposure from foreign subsidiaries to the U.S. where Interstate can utilize tax attributes in the form of net operating loss carryforwards and tax credits to minimize our cash taxes paid. The effect of this event has been excluded from our adjusted net loss as it is a non-recurring and non-cash item. Exclusive of this event, our effective tax rate on recurring operations for 2009 is 22.0%.

(8)	Our diluted earnings per share assumes the issuance of common stock for all potentially dilutive common stock equivalents outstanding. Potentially dilutive shares include unvested restricted stock and stock options granted under our comprehensive stock plan and operating partnership units held by minority partners. No effect is shown for any securities that are anti-dilutive.

(9)	We present certain operating statistics (i.e. occupancy, RevPAR and ADR) for the periods included in this report on a same-store hotel basis. We define our same-store hotels as those which (i) are managed or owned by us for the entirety of the reporting periods being compared or have been managed by us for part of the reporting periods compared and we have been able to obtain operating statistics for the period of time in which we did not manage the hotel, and (ii) have not sustained substantial property damage, business interruption, or undergone large-scale capital projects during the current reporting period being presented. In addition, the operating results of hotels for which we no longer managed as of March 31, 2009 are also not included in same-store hotel results for the periods presented herein. Of the 224 properties that we managed as of March 31, 2009, 192 hotels have been classified as same-store hotels. RevPAR is defined as revenue per available room.

(10)	Operating statistics for our wholly-owned hotels includes our entire portfolio of 7 hotels, including the Sheraton Columbia and the Westin Atlanta Airport, both of which underwent comprehensive renovation programs throughout 2008.

(11)	See discussion of EBITDA, adjusted EBITDA, adjusted net loss and adjusted diluted loss per share, located in the “Non-GAAP Financial Measures” section, described earlier in this press release.

(12)	This amount represents the effect on income tax expense for the adjustments made to net loss. For the first quarter of 2009 and 2008, we used the effective tax rate of 22.0% and 34.5%, respectively. For 2009, the rate excludes the non-recurring income tax expense described in footnote 7.